EXHIBIT 99.10

Confidential

September 18, 2012

OPNET Technologies, Inc.

7255 Woodmont Avenue

Bethesda, MD 20814

Gentlemen:

In connection with Riverbed Technology, Inc. (“Riverbed”) entering into discussions with OPNET Technologies, Inc. (the “Company”) regarding a possible negotiated transaction involving Riverbed (or an affiliate of Riverbed) and the Company (a “Possible Transaction”) (and in recognition of the time and effort that Riverbed may expend and the expenses that Riverbed may incur in pursuing these discussions and in investigating the business of the Company), the Company, intending to be legally bound, agrees as follows:

1. Until the Termination Date (as defined in paragraph 6 of this letter agreement), the Company shall not do, and shall ensure that none of its Representatives (as defined in paragraph 6 of this letter agreement) does, any of the following, directly or indirectly:

(a) solicit, or knowingly encourage or facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any person or entity (other than Riverbed) relating to a possible Acquisition Transaction (as defined in paragraph 6 of this letter agreement);

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any nonpublic information to, any person or entity (other than Riverbed) relating to or in connection with a possible Acquisition Transaction; or

(c) approve or accept any proposal or offer from any person or entity (other than Riverbed) relating to a possible Acquisition Transaction.

The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Riverbed) relating to a possible Acquisition Transaction. If a breach of paragraph 1(a) or 1(b) of this letter agreement occurs as a result of actions or inactions taken by a Representative who is not aware of the Possible Transaction, such breach shall be deemed to not have occurred if, promptly following a Representative who is aware of the Possible Transaction becoming aware of such breach, the Company notifies the third person or entity involved that the Company is immediately discontinuing all discussions or negotiations relating to a possible Acquisition Transaction with such third person or entity.

2. Neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of Riverbed or the Company: (a) to continue any discussions or negotiations with the other or any affiliate of the other; or (b) to pursue or enter into any transaction or relationship of any nature.

September 18, 2012

3. The Company represents and warrants that neither the commencement nor the continuation of any discussions or negotiations with Riverbed has resulted or will result in, and that neither the execution and delivery nor the performance of this letter agreement has resulted or will result in, any breach of any agreement or obligation by which the Company or any of the Company’s Representatives is bound.

4. In addition to all other remedies available (at law or otherwise) to Riverbed, Riverbed shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this letter agreement. The Company further acknowledges and agrees that Riverbed shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 4, and the Company waives any right it may have to require that Riverbed obtain, furnish or post any such bond or similar instrument. If any action, suit or proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). The Company: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in Wilmington, Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agrees that service of any process, summons, notice or document by U.S. mail addressed to the Company at the address set forth at the beginning of this letter agreement shall be deemed to constitute effective service thereof for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in Wilmington, Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in Wilmington, Delaware has been brought in an inconvenient forum.

6. For purposes of this letter agreement:

(a) The Company’s “Representatives” shall include each person or entity that is or becomes: (i) a subsidiary or other affiliate of the Company; or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of the Company or of any of the Company’s subsidiaries or other affiliates.

(b) “Acquisition Transaction” shall mean any transaction directly or indirectly involving:

(i) the sale, license or disposition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary of the Company;

September 18, 2012

(ii) the issuance, grant or disposition of: (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or

(iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company;

provided, however, that: (A) the grant of stock options or the issuance of restricted stock by the Company to its employees in the ordinary course of business will not be deemed to be an “Acquisition Transaction” if such grant or issuance: (1) is made pursuant to the Company’s existing equity incentive plans; (2) is consistent with the Company’s past practices; and (3) does not provide for acceleration of vesting in connection with or following a Possible Transaction; and (B) the issuance of stock by the Company to its employees upon the valid exercise of outstanding stock options will not be deemed to be an “Acquisition Transaction.”

(c) “Termination Date” shall mean the earliest of (i) the date on which Riverbed advises the Company that Riverbed is terminating all discussions regarding a Possible Transaction; (ii) the date on which Riverbed proposes either of (A) a price per share in the Possible Transaction of less than $43.00 or (B) the consideration in the Possible Transaction consisting of less than 85% in cash; or (iii) October 18, 2012.

Very truly yours,

RIVERBED TECHNOLOGY, INC.

By:	/s/ Randy S. Gottfried
Name: Randy S. Gottfried
Title: EVP, Business Services & CFO

ACKNOWLEDGED AND AGREED:

OPNET TECHNOLOGIES, INC.

By:	/s/ Marc A. Cohen
Name: Marc A. Cohen
Title: Chairman and CEO

Confidential

October 18, 2012

OPNET Technologies, Inc.

7255 Woodmont Avenue

Bethesda, MD 20814

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Letter Agreement”), dated as of September 18, 2012, by and between Riverbed Technology, Inc. (“Riverbed”) and OPNET Technologies, Inc. (“OPNET” and, together with Riverbed, the “Parties”). Each capitalized term not defined herein shall have the meaning ascribed to it in the Letter Agreement.

The Parties acknowledge and agree that Section 6(c) of the Letter Agreement shall be amended and restated in its entirety to read as follows:

“(c) “Termination Date” shall mean the earliest of (i) the date on which Riverbed advises the Company that Riverbed is terminating all discussions regarding a Possible Transaction; (ii) the date on which Riverbed proposes either of (A) a price per share in the Possible Transaction of less than $43.00 or (B) the consideration in the Possible Transaction consisting of less than 85% in cash; or (iii) 5:00 p.m. Pacific time on October 29, 2012.

Other than as expressly contemplated herein, all other provisions of the Letter Agreement shall remain in full force and effect.

This agreement shall be governed by, and construed in accordance with, the governing law provisions set forth in Section 5 of the Letter Agreement.

Very truly yours,

RIVERBED TECHNOLOGY, INC.

By:	/s/ Randy Gottfried
Name:	Randy Gottfried
Title:	CFO

ACKNOWLEDGED AND AGREED:

OPNET TECHNOLOGIES, INC.

By:	/s/ Marc A. Cohen
Name:	Marc A. Cohen
Title:	Chairman and CEO